EXHIBIT 99.1

MARTHA STEWART LIVING OMNIMEDIA, INC.
ANNOUNCES THIRD QUARTER 2006 RESULTS
Revenues Grow 48% to $61.1 Million with Strong Year-Over-Year Results;
Improvement in All Business Segments;
Full-Year Revenue Will Reach the High End of Guidance
NEW YORK, New York, October 31, 2006 – Martha Stewart Living Omnimedia, Inc. (NYSE: MSO) today announced its results for the third quarter, showing significant gains in revenue and significant reductions in operating loss and adjusted EBITDA loss as the company continues to build on its success and lay the groundwork for a strong 2007.
President and Chief Executive Officer Susan Lyne said: “We are very pleased to report another quarter of strong growth with revenues up 48 percent and with each of our business segments delivering improved results. In particular, Publishing posted significant gains, with advertising revenue increasing 75 percent as a result of robust demand from our advertisers. In addition, Merchandising recently announced agreements to introduce a paint color program with Lowe’s; Internet launched our Martha Stewart-branded digital photo products with Kodak and forged a new content relationship with Yahoo!; and Broadcasting successfully concluded negotiations for a third season of The Martha Stewart Show with NBC’s owned and operated stations and other key station groups.
“Our 2006 performance continues to reflect renewed vitality across the Company. Our return to growth is evident in increased advertising revenue within our existing properties as well as in the success of our diversification efforts, with new magazines and new licensing agreements. As we approach 2007, we are confident that initiatives such as our new Martha Stewart Collection for Macy’s and the relaunch of our website will provide additional growth as we execute our strategy to thoughtfully leverage our brand. We are pleased to announce that we are close to resolving the pending class action; we have taken a one-time legal reserve this quarter in anticipation of a settlement and look forward to putting the last litigation relating to the events of 2002 behind us.
Revenues rose 48% to $61.1 million compared to $41.3 million for the third quarter of 2005, driven by a strong performance in Publishing and significantly improved year-over-year figures for all business segments.

Operating loss for the third quarter improved to $(7.9) million, compared to $(26.9) million for the third quarter of 2005. The third-quarter results benefited principally from an increase in high-margin advertising revenue and the inclusion of a full quarter of results from The Martha Stewart Show, our nationally syndicated daily television show that launched in September 2005, and the Martha Stewart Living Radio channel on Sirius Satellite Radio, which launched in November 2005. Operating loss for the quarter also included a one-time benefit related to the favorable resolution of a dispute with a former merchandising licensee of $2.5 million.
Adjusted EBITDA loss for the third quarter of 2006 was $(2.6) million, compared to adjusted EBITDA loss of $(11.5) million for the third quarter of 2005, an improvement of ($8.9) million.
Loss per share from continuing operations was $(0.49) for the third quarter of 2006, compared to a prior-year third-quarter loss of $(0.51). Excluding the litigation reserve, our loss per share was $(0.13).
Third Quarter 2006 Results by Segment
Publishing
Revenues in the third quarter of 2006 rose 32% to $36.3 million from $27.6 million, driven by higher advertising pages and rates, led by a 39% increase in ad pages at Martha Stewart Living and an 81% increase in pages at Everyday Food.
Operating income was $2.2 million for the third quarter of 2006, compared to an operating loss of $(2.3) million in the third quarter of 2005, benefiting from a 75% increase in advertising revenue. Results include our continuing investment in Blueprint as we develop the magazine and build our staff. In addition, our September 30th Good Things event celebrating the 15th anniversary of Martha Stewart Living, while successful with our customers and advertisers, proved to be a bigger investment than anticipated.
Adjusted EBITDA was $2.9 million, compared to an adjusted EBITDA loss of $(1.6) million in the third quarter of 2005.
Highlights
•	Martha Stewart Living topped Mediaweek and Adweek’s first-ever “Brand Blazers” list, which honors the top 10 magazines to cultivate new revenue streams by extending the core brand.

•	Advertising Age named President and Chief Executive Officer Susan Lyne “Executive of the Year.”

•	Media Industry Newsletter named Blueprint magazine one of the hottest launches of the year, and Publisher Sally Preston was honored as one of three “Launch People of the Year.” This quarter featured the publication of the second test issue of Blueprint. Like the first test issue, this issue was enthusiastically embraced by readers and advertisers. We expect to publish six more issues of Blueprint in 2007.

•	Body and Soul’s rate base increased to 400,000 in July 2006, after increasing to 350,000 in March 2006. Advertising revenue was up 47% for the quarter and the magazine attracted new, blue-chip advertisers, including Donna Karan, Procter & Gamble, Lincoln Mercury and Ford.
Broadcasting
Revenues in the third quarter of 2006 were $10.1 million, up from $2.9 million in the third quarter of 2005. The quarter included a full quarter of revenue from The Martha Stewart Show, our nationally syndicated daily show, and the Martha Stewart Living Radio channel on SIRIUS Satellite Radio. The Martha Stewart Show debuted near the end of the quarter in the prior year; the radio channel did not exist at that time.
Operating loss was $(1.8) million for the third quarter of 2006, compared to an operating loss of $(3.9) million in the third quarter of 2005.
Adjusted EBITDA loss was $(0.5) million for the third quarter of 2006, compared to an adjusted EBITDA loss of $(3.4) million in the prior year’s third quarter.
Highlights
•	Our hour-long syndicated show, The Martha Stewart Show, began its second season in September with ratings on track with our expectations. Advertising sales were strong and the show was well sold through the upfront season. This is an advertiser-friendly show and integrations are well ahead of our expectations.

•	The Martha Stewart Show has been renewed for a third season in key markets, an early endorsement of the show that serves as an important and vibrant platform for all our business segments.

•	As part of our strategy to extend our broadcasting assets across the web and build relationships with other portals, we have entered into a nonexclusive ad-supported video deal with Google. They will sell ads against video content that we provide; both companies will share in the revenue.

•	The second season of The Martha Stewart Show launched with a KB Home Giveaway that directed viewers to the marthastewart.com website; the announcement of the giveaway caused a marked increase in traffic to marthastewart.com. The promotion, with nearly 24 million entries, culminated in the giveaway of a Martha Stewart-created KB Home on the October 17th show, which caused an uptick in ratings.

•	Everyday Food is sold out for the coming season and includes deals with blue-chip advertisers, as well as integrated deals with pages in Everyday Food magazine. The show, which airs on PBS stations nationwide, is profitable.
Merchandising
Revenues were $11.9 million for the third quarter of 2006, as compared to $9.3 million in the prior year’s third quarter. The current quarter included revenue from our relationship with KB Home, which offset modestly lower sales of our Martha Stewart Everyday products at Kmart. Sales at Kmart in the quarter will not impact full-year results from operations because contractually guaranteed annual minimum payments will exceed royalties based on actual retail sales. The quarter also included revenue related to the favorable resolution of a dispute with a former merchandising licensee of $3.0 million, or $2.5 million net of expenses.
Operating income was $5.7 million for the third quarter of 2006, compared to $3.9 million in the third quarter of 2005.
Adjusted EBITDA was $6.1 million for the third quarter of 2006, compared to $4.3 million in the third quarter of 2005.
Highlights
We continue to expand our portfolio of new and promising initiatives.
•	Last month, we announced an agreement to offer Martha Stewart Colors, a new interior and exterior paint color program, at Lowe’s stores nationwide. The complete palette is expected to be introduced in early 2007. This is an important foray into the home-improvement category, which complements both our products for the home as well as the Martha Stewart-created homes we offer through our collaboration with KB Home.

•	Our two existing Martha Stewart-created KB Home communities continue to sell in what is a softening real estate market. Two more communities are expected to open in Katy, TX, and Perris, CA, in early 2007.

•	Martha Stewart Signature Furniture received two prestigious Pinnacle Awards at the 2006 American Society of Furniture Designers Pinnacle Design Achievement Awards in High Point, North Carolina. Our furniture had garnered four nominations in three categories and was the only nominee to win two awards.
Internet
Revenues rose 82% year-over-year to $2.8 million in the third quarter of 2006, driven chiefly by higher ad sales resulting from increases in both web traffic and sell-through rates. In addition, results benefited from the recognition of a portion of a guaranteed payment associated with our Kodak agreement.
Operating loss was $(0.8) million in the third quarter of 2006, compared with an operating loss of $(1.0) million in the third quarter of 2005. Increased revenue was offset by higher expenses as we invest in staff and technology in advance of the website’s relaunch in first quarter 2007.
Adjusted EBITDA loss was $(0.6) million in the third quarter of 2006, compared to a loss of $(0.7) million in the third quarter of 2005.
Highlights
•	Earlier this month, as part of our agreement with Kodak, we introduced a new line of Martha Stewart-branded personalized photo products with a large selection of holiday cards. We will be expanding the line, which is available at marthastewart.com and on the KODAK EASYSHARE Gallery website, with additional products and new categories in the next quarter and throughout 2007.

•	As part of our strategy to extend and expand our content on the internet, and to drive traffic, ad revenue and magazine subscriptions, we have forged a new content relationship with Yahoo! within the Lifestyles property in the Yahoo! Media Group.

•	We are launching a new, filtered search offering which will include approximately 700 websites that Martha and her editorial team have personally selected. Users can search across these websites from marthastewart.com.

•	We made a number of key sales hires and implemented a new automated system to manage ad inventory.

•	We continue to make progress on the development of our new website. We are on track to execute the website’s relaunch in Q1 2007.
Corporate Expenses
Corporate expenses, including depreciation and amortization and non-cash equity compensation, were $(13.3) million, compared to $(23.6) million in the prior year’s quarter, which included higher levels of non-cash equity compensation principally related to the vesting of certain warrants granted in connection with the airing of “The Apprentice: Martha Stewart”. Excluding depreciation and amortization and non-cash equity compensation, corporate expenses increased to $(10.5) million from $(10.2) million in the prior year’s quarter.
Litigation Reserve
The Company believes that it is probable that the previously disclosed consolidated class action known as In re MSO Securities Litigation, which names the Company, Martha Stewart, and two former officers as defendants, will be settled for $30 million. In light of the likely resolution, the Company is recording a litigation reserve of approximately $18.2 million against third quarter 2006 earnings. This one-time charge includes incurred and anticipated legal fees, is net of insurance reimbursement, and does not include that portion of the settlement expected to be paid by Ms. Stewart.
Trends and Outlook
Howard Hochhauser, Chief Financial Officer, commented: “We are continuing to build our business and, as we look to the year end, we are very encouraged by the results. Publishing, which continues to drive earnings, will benefit primarily from higher advertising revenues and page growth, partially offset by investment spending on Blueprint. Broadcasting will continue to benefit from our Martha Stewart Living Radio channel on SIRIUS Satellite Radio in the fourth quarter. These gains will be partially offset by lower profit expectations for season two of The Martha Stewart Show due to the loss of our cable distribution along with additional development spending. Merchandising is a very promising segment for us with our many new product lines, including our Martha Stewart Collection for Macy’s, on track to launch in 2007. In our Internet segment, our digital photo products initiative with Kodak is up and running, and we’re moving closer to the final execution and delivery stage of our relaunch. Overall, 2007 promises to be a culmination of all our efforts this year and we look forward to sharing the results with you in future quarters.”

For the fourth quarter of 2006, we are expecting revenue in the range of $91 — $95 million, operating income in the range of $10 — $11 million and adjusted EBITDA in the range of $16.5 - $17.5 million. For the year, we are comfortable with the high-end of our previous full-year revenue guidance of $270 — $280 million. We expect to report an operating loss in the range of $6.5 — $7.5 million with adjusted EBITDA in the range of $14.5 — $15.5 million, including an investment in Blueprint magazine of $6 — $7 million, as well as nearly $4 million in expenses associated with the development of our Internet business and the incremental expenses relating to our new merchandising initiatives.”
Stock-Based Compensation
In accordance with a new accounting rule, FASB Staff Accounting Bulletin No. 107, stock-based compensation is no longer presented as a separate line on our income statement. The stock-based compensation is now presented in the same line as cash compensation paid to the same individuals. Stock-based compensation recognized in prior periods has been reclassified to conform to the presentation in the current period. In the third quarter, the charge related to stock-based compensation was $3.0 million as compared to $13.3 million in the prior year period.
Use of Non-GAAP Financial Information
In addition to using net income to assess the organization’s overall financial health, Company management uses net income before interest, taxes, depreciation, amortization and non-cash equity compensation (“adjusted EBITDA”), a non-GAAP financial measure, to evaluate the performance of our businesses on a real-time basis. Adjusted EBITDA is considered an important indicator of operational strength, is a direct component of the Company’s annual compensation program, and is a significant factor in helping our management determine how to allocate resources and capital. Adjusted EBITDA is used in addition to and in conjunction with results presented in accordance with GAAP. Management considers adjusted EBITDA to be a critical measure of operational health because it captures all of the revenue and ongoing operating expenses of our businesses without the influence of (i) interest charges, which result from our capital structure, not our ongoing business efforts, (ii) taxes, which relate to the overall organizational financial return, not that of any one business, (iii) the capital expenditure costs associated with depreciation and amortization, which are a function of historical decisions on infrastructure and capacity, and (iv) the cost of non-cash equity compensation which, as a function of our stock price, can be highly variable, is not necessarily an indicator of current operating performance for any individual business unit, and is amortized over the appropriate period.

Adjusted EBITDA provides a means to directly evaluate the ability of our business operations to generate returns on a real-time basis. We provide disclosure of adjusted EBITDA because we believe it is useful for investors to have means to assess our performance as we do. While adjusted EBITDA is a customized non-GAAP measure, it also provides a means to analyze, value and compare our operating capabilities to those of companies with whom we compete, many of which have different compensation plans, depreciation and amortization costs, capital structures and tax burdens. But please note that our non-GAAP results may differ from similar measures used by other companies, even if similar terms are used to identify such measures.
A limitation of adjusted EBITDA is that it does not reflect the periodic costs of certain capitalized tangible and intangible assets used in generating revenues for our overall organization. Management evaluates the costs of such tangible and intangible assets through other financial measures such as capital expenditures. Management also evaluates the cost of capitalized tangible and intangible assets by analyzing returns provided on the capital dollars deployed. A further limitation of adjusted EBITDA is that it does not include stock compensation expense related to our workforce. Adjusted EBITDA should be considered in addition to, and not as a substitute for, net income or other measures of financial performance reported in accordance with GAAP.
Martha Stewart Living Omnimedia, Inc. (MSLO) is a leading provider of original “how-to” information, inspiring and engaging consumers with unique lifestyle content and high-quality products. MSLO is organized into four business segments: Publishing, Broadcasting, Merchandising, and Internet. Martha Stewart Living Omnimedia, Inc. is listed on the New York Stock Exchange under the ticker symbol MSO.
The Company will host a conference call with analysts and investors on October 31st, at 10:00 a.m. ET that will be broadcast live over the Internet at www.marthastewart.com/ir.
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We have included in this press release certain “forward-looking statements,” as that term is defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements are not historical facts but instead represent only our current beliefs regarding future events, many of which, by their nature, are inherently uncertain and outside of our control. These statements can be identified by terminology such as “may,” “will,” “should,” “could,” “expects,” “intends,” “plans,” “anticipates,”

“believes,” “estimates,” “potential” or “continue” or the negative of these terms or other comparable terminology. The Company’s actual results may differ materially from those projected in these statements, and factors that could cause such differences include: adverse reactions to publicity relating to Martha Stewart by consumers, advertisers and business partners; adverse resolution of some or all of the Company’s ongoing litigation, including without limitation any resolution of In re MSO Securities Litigation that is inconsistent with the charge taken in this quarter; downturns in national and/or local economies; shifts in our business strategies; a loss of the services of Ms. Stewart; a loss of the services of other key personnel; a softening of the domestic advertising market; changes in consumer reading, purchasing and/or television viewing patterns; unanticipated increases in paper, postage or printing costs; operational or financial problems at any of our contractual business partners; the receptivity of consumers to our new product introductions; and changes in government regulations affecting the Company’s industries. Certain of these and other factors are discussed in more detail in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission, especially under the heading “Risk Factors”, which may be accessed through the SEC’s World Wide Web site at http://www.sec.gov. The Company is under no obligation to update any forward-looking statements after the date of this release.
CONTACT: Investors – Howard Hochhauser, Chief Financial Officer, of Martha Stewart Living Omnimedia, Inc., 212-827-8530; Media – Elizabeth Estroff, VP, Corporate Communications, of Martha Stewart Living Omnimedia, Inc., 212-827-8281.

Martha Stewart Living Omnimedia, Inc.
Consolidated Statements of Operations
Three Months Ended, September 30,
(unaudited, in thousands, except per share amounts)

	2006	2005	% change
REVENUES
Publishing	$36,258	$27,564	31.5%
Broadcasting	10,070	2,924	nm
Merchandising	11,895	9,281	28.2%
Internet	2,827	1,555	81.8%

	61,050	41,324	47.7%

OPERATING COSTS AND EXPENSES

Production, distribution and editorial	32,328	23,736	-36.3%
Selling and promotion	16,498	14,520	-13.6%
General and administrative	17,879	27,847	35.8%
Depreciation and amortization	2,272	2,075	-9.5%

Total operating costs and expenses	68,977	68,178	-1.2%

OPERATING LOSS	(7,927)	(26,854)	nm

Interest income, net	1,192	1,033	15.4%
Litigation reserve	(18,200)	—

LOSS BEFORE INCOME TAXES	(24,935)	(25,821)	nm

Income tax provision	(155)	(125)	nm

LOSS FROM CONTINUING OPERATIONS BEFORE LOSS FROM DISCONTINUED OPERATIONS	(25,090)	(25,946)	nm

Loss from discontinued operations	(123)	(122)	nm

NET LOSS	$(25,213)	$(26,068)	nm

LOSS PER SHARE — BASIC AND DILUTED
Loss from continuing operations	$(0.49)	$(0.51)
Loss from discontinued operations	(0.00)	(0.00)

Net loss	$(0.49)	$(0.51)

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING
Basic and Diluted	51,220	50,849

DIVIDENDS PER COMMON SHARE	$0.50	n/a

Martha Stewart Living Omnimedia, Inc.
Consolidated Statements of Operations
Nine Months Ended September 30,
(unaudited, in thousands, except per share amounts)

	2006	2005	% change
REVENUES
Publishing	$113,433	$84,626	34.0%
Broadcasting	33,148	5,569	nm
Merchandising	34,313	30,689	11.8%
Internet	10,409	6,912	50.6%

Total revenues	191,303	127,796	49.7%

OPERATING COSTS AND EXPENSES

Production, distribution and editorial	100,575	73,853	-36.2%
Selling and promotion	48,279	49,632	2.7%
General and administrative	53,140	79,675	33.3%
Depreciation and amortization	6,716	5,482	-22.5%

Total operating costs and expenses	208,710	208,642	—

OPERATING LOSS	(17,407)	(80,846)	nm

Interest income, net	3,594	2,692	33.5%
Litigation reserve	(18,200)	—

LOSS BEFORE INCOME TAXES	(32,013)	(78,154)	nm

Income tax provision	(451)	(207)	nm

LOSS FROM CONTINUING OPERATIONS BEFORE LOSS FROM DISCONTINUED OPERATIONS	(32,464)	(78,361)	nm

Loss from discontinued operations	(745)	(374)	nm

NET LOSS	$(33,209)	$(78,735)	nm

LOSS PER SHARE — BASIC AND DILUTED
Loss from continuing operations	$(0.63)	$(1.54)
Loss from discontinued operations	(0.01)	(0.01)

Net loss	$(0.65)	$(1.55)

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING
Basic and Diluted	51,201	50,959

DIVIDENDS PER COMMON SHARE	$0.50	n/a

Martha Stewart Living Omnimedia, Inc.
Consolidated Balance Sheets
(in thousands, except per share amounts)

	September 30,	December 31,
	2006	2005
	(unaudited)
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$31,482	$20,249
Short-term investments	52,503	83,788
Accounts receivable, net	36,906	55,381
Inventories, net	5,908	3,910
Deferred television production costs	4,454	6,507
Income taxes receivable	509	519
Other current assets	4,887	4,366

Total current assets	136,649	174,720

PROPERTY, PLANT, AND EQUIPMENT, net	19,138	19,797
INTANGIBLE ASSETS, net	53,605	53,680
OTHER NONCURRENT ASSETS	6,740	5,631

Total assets	$216,132	$253,828

LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES
Accounts payable and accrued liabilities	$41,264	$28,545
Accrued payroll and related costs	13,234	7,488
Income taxes payable	734	476
Current portion of deferred subscription income	26,699	31,060
Current portion of deferred royalty revenue	5,230	6,578

Total current liabilities	87,161	74,147

DEFERRED SUBSCRIPTION REVENUE	9,299	8,688
DEFERRED REVENUE	7,573	7,321
OTHER NONCURRENT LIABILITIES	2,558	3,041

Total liabilities	106,591	93,197

COMMITMENTS AND CONTINGENCIES

SHAREHOLDERS’ EQUITY
Class A common stock, $0.01 par value, 350,000 shares authorized:
25,355 and 24,882 shares issued in 2006 and 2005, respectively	254	249
Class B common stock, $0.01 par value, 150,000 shares authorized:
26,791 and 26,873 shares outstanding in 2006 and 2005, respectively	268	269
Capital in excess of par value	251,821	242,770
Accumulated deficit	(142,027)	(81,882)

	110,316	161,406

Less class A treasury stock - 59 shares at cost	(775)	(775)

Total shareholders’ equity	109,541	160,631

Total liabilities and shareholders’ equity	$216,132	$253,828

Martha Stewart Living Omnimedia, Inc.
Supplemental Disclosures Regarding Non-GAAP Financial Information
Three Months Ended September 30,
(unaudited, in thousands)
          The following table presents segment and consolidated financial information, including a reconciliation of operating income/(loss), a GAAP measure, and adjusted EBITDA, a non-GAAP measure. In order to reconcile adjusted EBITDA to operating income, depreciation and amortization and non-cash equity compensation are added back to operating income/(loss).

	2006	2005
ADJUSTED EBITDA
Publishing	$2,940	$(1,566)
Broadcasting	(546)	(3,360)
Merchandising	6,093	4,343
Internet	(634)	(721)

Adjusted EBITDA before Corporate Expenses	7,853	(1,304)
Corporate Expenses	(10,481)	(10,200)

Adjusted EBITDA	(2,628)	(11,504)

NON-CASH EQUITY COMPENSATION
Publishing	582	453
Broadcasting	465	66
Merchandising	169	218
Internet	46	9
Corporate Expenses	1,765	12,529

Total Non-Cash Equity Compensation	3,027	13,275

DEPRECIATION AND AMORTIZATION
Publishing	139	247
Broadcasting	758	462
Merchandising	256	211
Internet	73	231
Corporate Expenses	1,046	924

Total Depreciation and Amortization	2,272	2,075

OPERATING INCOME (LOSS)
Publishing	2,219	(2,266)
Broadcasting	(1,769)	(3,888)
Merchandising	5,668	3,914
Internet	(753)	(961)

Operating Income (Loss) before Corporate Expenses	5,365	(3,201)
Corporate Expenses	(13,292)	(23,653)

Total Operating Loss	(7,927)	(26,854)

Interest income, net	1,192	1,033
Litigation reserve	(18,200)	—

LOSS BEFORE INCOME TAXES	(24,935)	(25,821)
Income tax provision	(155)	(125)

LOSS FROM CONTINUING OPERATIONS BEFORE LOSS FROM DISCONTINUED OPERATIONS	(25,090)	(25,946)

Loss from discontinued operations	(123)	(122)

NET LOSS	$(25,213)	$(26,068)

Martha Stewart Living Omnimedia, Inc.
Supplemental Disclosures Regarding Non-GAAP Financial Information
Nine Months Ended September 30,
(unaudited, in thousands)
          The following table presents segment and consolidated financial information, including a reconciliation of operating income/(loss), a GAAP measure, and adjusted EBITDA, a non-GAAP measure. In order to reconcile adjusted EBITDA to operating income, depreciation and amortization and non-cash equity compensation are added back to operating income/(loss).

	2006	2005
ADJUSTED EBITDA
Publishing	$10,686	$(11,852)
Broadcasting	1,339	(8,185)
Merchandising	18,428	16,719
Internet	(475)	(2,868)

Adjusted EBITDA before Corporate Expenses	29,978	(6,186)
Corporate Expenses	(31,935)	(31,408)

Adjusted EBITDA	(1,957)	(37,594)

NON-CASH EQUITY COMPENSATION
Publishing	2,000	1,696
Broadcasting	744	17,432
Merchandising	684	425
Internet	99	28
Corporate Expenses	5,207	18,189

Total Non-Cash Equity Compensation	8,734	37,770

DEPRECIATION AND AMORTIZATION
Publishing	458	742
Broadcasting	2,257	609
Merchandising	764	629
Internet	176	722
Corporate Expenses	3,061	2,780

Total Depreciation and Amortization	6,716	5,482

OPERATING INCOME (LOSS)
Publishing	8,228	(14,290)
Broadcasting	(1,662)	(26,226)
Merchandising	16,980	15,665
Internet	(750)	(3,618)

Operating Income/(Loss) before Corporate Expenses	22,796	(28,469)
Corporate Expenses	(40,203)	(52,377)

Total Operating (Loss)	(17,407)	(80,846)
Interest income, net	3,594	2,692
Litigation reserve	(18,200)	—

LOSS BEFORE INCOME TAXES	(32,013)	(78,154)

Income tax provision	(451)	(207)

LOSS FROM CONTINUING OPERATIONS BEFORE LOSS FROM DISCONTINUED OPERATIONS	(32,464)	(78,361)
Loss from discontinued operations	(745)	(374)

NET LOSS	$(33,209)	$(78,735)

Martha Stewart Living Omnimedia, Inc.
Supplemental Disclosures Regarding Non-GAAP Financial Information
Guidance Reconciliation
(in millions)
          The following table presents segment and consolidated financial information, including a reconciliation of operating income/(loss), a GAAP measure, and adjusted EBITDA, a non-GAAP measure. In order to reconcile adjusted EBITDA to operating income, depreciation and amortization and non-cash equity compensation are added back to operating income/(loss).
Fourth Quarter Guidance Reconciliation

	Guidance Range
Adjusted EBITDA	$16.5	—	$17.5
Depreciation and Amortization	(2.5)		(2.5)
Non-cash Equity Compensation	(4.0)		(4.0)

Operating Income	10.0	—	11.0

Interest Income	0.8		0.8

Pre-tax Income	10.8	—	11.8

Income Taxes	—		—

Net Income	10.8	—	11.8

Earnings Per Share	$0.21	—	$0.23

Avg. Diluted Shares Outstanding	52.0		52.0
Full Year 2006 Guidance Reconciliation

	Guidance Range
Adjusted EBITDA	$14.5	$15.5
Depreciation and Amortization	(9.2)	(9.2)
Non-cash Equity Compensation	(12.7)	(12.7)

Operating Loss	(7.5)	(6.5)

Interest Income	4.4	4.4

Litigation reserve	(18.2)	(18.2)

Pre-tax Loss	(21.2)	(20.2)

Income Taxes	(0.5)	(0.5)

Net Loss	(21.7)	(20.7)

Loss Per Share	$(0.42)	$(0.40)

Avg. Diluted Shares Outstanding	51.2	51.2